The Mexico Fund, Inc. 8-K

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.22 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$246.33	Daily Average Number of Shares Traded[2]	76,620
NAV per share[1]	$16.78	Outstanding Shares[3]	14,680,148
Closing price[2]	$13.20	Expense Ratio (10/31/2024)	1.35%
Discount	21.33%	Portfolio Turnover (10/31/2024)	13.72%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	Dec – 08[4]
MXF Market Price	-2.58%	-27.00%	-27.00%	-0.82%	3.51%	0.53%	6.19%
MXF NAV	-1.31%	-25.59%	-25.59%	1.10%	4.96%	1.29%	6.44%
MSCI Mexico Index	-2.49%	-27.09%	-27.09%	0.25%	3.89%	0.25%	4.77%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During December 2024, the Fund repurchased 91,714 shares.

4 On January 1, 2009, the current portfolio management team began managing the Fund´s portfolio.

Top Ten Holdings (66.40% of Net Assets)
1 Grupo Financiero Banorte	11.49%	6 Cemex	4.78%
2 Grupo México	10.80%	7 Grupo Aeroportuario del Centro Norte	3.85%
3 Fomento Económico Mexicano	10.74%	8 Gruma	3.81%
4 Wal-Mart de México	8.56%	9 Grupo Aeroportuario del Pacífico	3.57%
5 América Móvil	5.25%	10 Kimberly-Clark de México	3.55%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered negative returns during December 2024. The MSCI World Index and the MSCI Emerging Markets Index decreased 2.7% and 0.3%, respectively, during the month. The Federal Reserve decreased its reference interest rate by 25 basis points to a range of 4.25% - 4.50%, while the European Central Bank decreased its main refinancing rate also by 25 basis points to 3.15%. On the other hand, the Bank of England maintained unchanged its reference interest rate at 4.75%. The DJIA and the S&P 500 decreased 5.3% and 2.5%, respectively, while the yield on the 10-year Treasury note increased 40 basis points to 4.57% and the U.S. dollar appreciated 2.6% (measured by the DXY Index5) during December 2024. In Mexico, the MSCI Mexico Index decreased 2.5% and the Mexican peso depreciated 2.2% during the month, to Ps. $20.83, whereas the Fund’s NAV decreased 1.3%, outperforming its benchmark.

During calendar year 2024, the Mexican equity market registered a negative performance due to political concerns. The change of the Government in Mexico and the approval of Constitutional reforms generated uncertainty in the investment profile of the country; additionally, the election of Mr. Trump as U.S. President also affected Mexican securities after his announced plan to impose tariffs on products entering the U.S. from Canada and Mexico, starting January 20th, 2025. As a result, the MSCI Mexico Index registered a total return6 of -27.1% during 2024, driven by the Mexican peso depreciation of 18.5%, whereas the Fund’s NAV registered a total return6 of -25.6%, outperforming its benchmark. In addition, the Fund´s NAV has outperformed its benchmark over all longer-term periods of three-, five- and ten- years and since December 20084, as presented in the table in the above page.

In local news, Mexico´s Central Bank (“Banxico”) also decreased its reference interest rate by 25 basis points to 10.00%. Credit agency S&P reaffirmed Mexico´s 'BBB' sovereign credit rating with a stable outlook, citing the government’s commitment to reducing the fiscal deficit and stabilizing debt levels with expected stronger public finances over the next two years.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5. DXY Index computes the value of the U,S. dollar relative to a basket of foreign currencies.

6. Performance figures included here take into account the reinvestment of distributions.